UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 2, 2016 (August 30, 2016)

TERRAFORM POWER, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36542 (Commission File Number)	46-4780940 (IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814
(Address of principal executive offices, including zip code)

(240) 762-7700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On August 30, 2016, Mr. Martin Truong resigned from his position as a director of the board of directors (the “Board”) of TerraForm Power, Inc. (the “Company”).  The resignation was contingent upon, and effective immediately prior to, the appointment of Mr. David Springer to the Board as director.  The resignation did not alter Mr. Truong’s prior approval by written consent to the appointment of Mr. Springer to the Board as a director, as described below.

(d)

On August 30, 2016, at the proposal of SunEdison, Inc. (“SunEdison”), the Company’s controlling shareholder, the Board executed a unanimous written consent that appointed Mr. David Springer to the Board as a replacement director, effective immediately upon the resignation of Mr. Truong.

Biography

Mr. Springer, age 48, has extensive experience as an operations executive. He currently also serves as the Senior Vice President, Global EPC Operations, of SunEdison, a position he has held since May 2015.  Among other things, he oversees the construction and delivery of all solar and wind projects for SunEdison.  Previously, Mr. Springer served as Chief Operating Officer of SunEdison’s Solar Materials Division overseeing their global operations.  Mr. Springer joined SunEdison in 2011 as the Vice President of Manufacturing Operations for the MEMC Semiconductor Business Unit.  Prior to joining SunEdison, Mr. Springer held multiple leadership positions at Freescale Semiconductor in Operations, Manufacturing and Engineering.  Mr. Springer served as a United States Navy Submarine Officer and holds a B.S. in Marine Engineering, United States Naval Academy (Annapolis, MD) and a M.S. equivalent in Nuclear Engineering, United States Navy (Orlando, FL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

By:	/s/ Sebastian Deschler
Name: Sebastian Deschler
Title: Senior Vice President, General Counsel and Secretary

Date: September 2, 2016